Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF Receives Approval for $361 Million Participation

in U.S. Treasury Capital Purchase Program

WAYZATA, MN, November 3, 2008 — TCF Financial Corporation (“TCF”) (NYSE: TCB) announced it has received preliminary approval from the U.S. Treasury Department to participate in its Capital Purchase Program (“The Program”) under the Emergency Economic Stabilization Act of 2008.  The approval is subject to certain conditions and the execution of definitive agreements.

As a participant in the Program, the U.S. Treasury will make an investment in senior perpetual preferred stock of TCF.  The approval received was for an investment of $361 million.  Participation in the Program at this level would also provide for the U.S. Treasury to receive a warrant for the right to purchase approximately 3.2 million shares of common stock of TCF.  The number of shares related to the warrant can be reduced based on future issuance of certain Tier 1 capital by TCF.

“This approval affirms TCF’s executive management and Board of Directors belief that TCF is regarded as one of the country’s safe and sound financial institutions as only healthy organizations are being approved for the Program according to the Treasury Department,” said TCF Chairman and Chief Executive Officer William A. Cooper.

TCF is a Wayzata, Minnesota-based national financial holding company with $16.5 billion in total assets and total common stock of 130,951,694 shares issued and outstanding as of September 30, 2008.  The company has 445 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana and Arizona, providing retail and commercial banking services.  TCF also conducts leasing and equipment finance business in all 50 states.

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